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                                      USPA&IRA
                                 MISSION STATEMENT

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We are committed to improve significantly the long term financial security and success of deserving American families. Financial success requires careful planning and disciplined execution over one's lifetime.

Our clients confront the present and control their futures with their USPA&IRA Family Financial Programs. These programs are based on client realistic needs and goals, as well as proven financial philosophies and products. We do not offer less than the best.

We will remain independent and endure so as to serve our clients. Their success assures our success. We operate with courage and attack obstacles to our client's well being. We tell the truth. We believe in capitalism and will grow to offer our service to more clients by continuing to attract, develop, and retain high quality people.

By example we will influence our industry to consider client benefit first, improve ethics, and increase effectiveness.